EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  March  1, 2017

Contact:  Tom Cherry, President

                 Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Announces  Quarterly Dividend

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 33 cents per common share, which is payable April 1, 2017 to shareholders of record on March 15, 2017.

The board of directors of the Corporation continually reviews the amount of cash dividend per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, expected future earnings, and changes to the regulatory capital framework.

About C&F

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information is available on C&F's website at www.cffc.com.